Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our audit report dated September 10, 2021, with respect to the financial statements of Breakwave Dry Bulk Shipping ETF (a series of ETF Managers Group Commodity Trust I) as of and for the year ended June 30, 2021 included in the Registration Statement of ETF Managers Group Commodity Trust I.

/s/ WithumSmith+Brown, PC
New York, NY
March 9, 2022